EXHIBIT 99.1

                                  PRESS RELEASE


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Northwest Bancorp, MHC
Liberty and Second Streets
Warren PA  16365


FOR IMMEDIATE RELEASE

CONTACT:
William J. Wagner
President and CEO
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
TEL: (814) 726-2140
FAX: (814) 728-7716

NORTHWEST BANCORP, MHC COMPLETES ACQUISITION OF LEEDS FEDERAL BANKSHARES, INC.

         (Warren, PA, January 24, 2003) In the first transaction of its kind, Northwest Bancorp, MHC (Mutual Holding Company), the parent company of Northwest Bancorp, Inc. (Nasdaq NMS: NWSB) announced today that it has completed the acquisition of Leeds Federal Bankshares, Inc. (Nasdaq: LFED), Leeds Federal Savings Bank and Leeds Federal Bankshares, MHC. In the transaction, each outstanding share of Leeds Bankshares, Inc. common stock owned by stockholders other than Leeds Federal Bankshares, MHC, was converted into the right to receive $32.00 in cash.
         As a wholly owned subsidiary of Northwest Bancorp, MHC, Leeds Federal Savings Bank will continue to operate from its existing office locations in Arbutus, located in Baltimore County, and Elkridge, located in Howard County. The terms and conditions of the deposit and loan accounts at Leeds Federal Savings Bank will continue unchanged. At December 31, 2002, Leeds Federal Bankshares, Inc. had assets of approximately $456.7 million.
         William J. Wagner, President of Northwest Bancorp, MHC stated that "we are extremely pleased with this opportunity and excited to have the chance to expand into a new state with new markets, especially with a partner like Leeds Federal Savings. Leeds Federal is an outstanding provider of financial services. They have an excellent management team and staff and we look forward to working with them".
          Gordon E. Clark, President of Leeds Federal Savings Bank, also expressed his pleasure with the merger. He stated that " the employees of Leeds Federal look forward to joining the Northwest group. Northwest's size, strength and expanded menu of financial products and services will help us better serve our customers and enable us to grow within the greater Baltimore market".
         Northwest Bancorp, MHC owns the majority share of Northwest Bancorp, Inc. which operates 136 community-banking offices in 36 counties of Pennsylvania, Ohio and New York State, through its subsidiary banking institutions, Northwest Savings Bank and Jamestown Savings Bank.